Exhibit 5.1

January 23, 2004

Heritage Bankshares, Inc.

200 East Plume Street

Norfolk, VA 23510

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Heritage Bankshares, Inc., a Virginia corporation (the “Company”), in connection with a registration statement on Form S-8 (the “Registration Statement”) relating to the prospective sale by the Company of up to 140,875 shares of the Company’s common stock, $5.00 par value per share (the “Shares”), pursuant to the Company’s 1987 Stock Option Plan, as amended (the “1987 Stock Option Plan”), and 1999 Stock Option Plan, as amended (the “1999 Option Plan”, and together with the 1987 Stock Option Plan, the “Stock Option Plans”).

We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of the opinions set forth below.

In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials.

Based on the foregoing, we are of the opinion that the issuance of the Shares has been duly authorized and, upon issuance, delivery and payment therefor in accordance with the terms of the Stock Option Plans, will be validly issued, fully paid and nonassessable.

Willcox & Savage

Heritage Bankshares, Inc.

January 23, 2004

Our opinions expressed above are limited to the laws of the Commonwealth of Virginia. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdiction be changed after the date hereof by legislative action, judicial decision or otherwise.

Our opinion is being furnished to the Company solely for its benefit in connection with the filing of the Registration Statement pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder and is not to be used, circulated, quoted, relied upon or otherwise referred to, in whole or in part, for any other purpose, without our prior written consent. We hereby consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations of the Securities and Exchange Commission.

Very truly yours,

WILLCOX & SAVAGE, P.C.

By: /s/ Thomas C. Inglima
Member